News Release
Andrew Corporation 10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com

Analyst/Investor Contact: Scott Malchow Investor Relations 708-873-8515	Andrew Corporation Announces Actions to Address Specific Component Failure

Public Relations Contact: Rick Aspan Director of Public Relations 708-349-5166 publicrelations@andrew.com	ORLAND PARK, IL, February 07, 2005—Andrew Corporation has been notified by one of its customers of an abnormally high field failure rate for a specific component, supplied by a third-party vendor, that is used in certain base station subsystem product lines.

“We have identified the defective component and are moving quickly to analyze and satisfy the needs of our customer. Our top priority and on-going commitment is to provide the highest quality of products and services to our customers,” said Ralph Faison, president and chief executive officer, Andrew Corporation.

The company anticipates recording a fiscal second quarter pre-tax charge of approximately $15 million to $20 million, based upon a preliminary analysis of the potential costs to replace and repair installed units and maintain additional spare units. Andrew is reviewing data provided by the customer on February 4, 2005, and is currently in discussions with appropriate third parties, including the specific component supplier and the company’s primary contract manufacturer, to ascertain potential recovery of costs.

“We anticipate this one-time charge should allow Andrew to cover any potential costs that may be incurred above the normal product warranty provisions, and ensure that our customers needs are exceeded,” Faison said.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward-Looking Statements

Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the

One Company. A World of Solutions.

anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

One Company. A World of Solutions.